Exhibit 99.1

        Vulcan Materials Company Announces Senior Executive Appointments

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Dec. 12, 2006--Vulcan Materials Company (NYSE: VMC) today announced important changes within the senior management structure of the Company's Construction Materials Group. The changes will be effective February 1, 2007.

    G. M. (Mac) Badgett, III (57) will continue his service to the Company as Senior Vice President, Construction Materials Group, with responsibilities for the Group's key support functions, which include marketing, procurement, safety, health, environmental, technical, geological, and operations and engineering services. He will also serve as senior advisor to all of the Company's Construction Materials divisions, and will promote the sharing of best practices among the divisions. Mr. Badgett will succeed James W. Smack (63), who has elected to retire. Prior to his most recent service as Senior Vice President, Construction Materials Group, Mr. Smack served as President of the Company's Western Division. Jim Smack joined Vulcan in 1982.

    Ronald G. McAbee (59), currently President of the Company's Western Division, has been named Senior Vice President, West. Mr. McAbee joined Vulcan in 1974 and served as President of Vulcan's Mideast Division before assuming his current position in 2004. Danny
R. Shepherd has been named Senior Vice President, East. Mr. Shepherd rejoined Vulcan in 2002 as President of the Company's Southeast Division. Prior to that time he was President of Global Stone Corporation, having previously served at Vulcan in positions of increasing responsibility from 1973 to 1993.

    Mr. McAbee will oversee the management of Vulcan's Western, Midsouth and Midwest Divisions. Mr. Shepherd will oversee management of the Company's Mideast, Southeast, Southern-Gulf Coast and Southwest Divisions.

    Alan D. Wessel (48) has been named President of Vulcan's Western Division. Mr. Wessel joined Vulcan in 1992 and most recently served as Vice President and General Manager for the Southern California region of the Company's Western Division. Michael R. Mills (46) has been named President of the Company's Southeast Division. Mr. Mills joined Vulcan in 1991 and most recently served as Vice President and General Manager, West, for Vulcan's Midsouth Division.

    According to Vulcan's Chairman and Chief Executive Officer Donald
M. James, "These appointments position the Company to have effective line management of our business in the years ahead and also create new opportunities for a number of our managers. Both Ron McAbee and Danny Shepherd have established track records as leaders of successful businesses over many years at Vulcan. As new division presidents, Alan Wessel and Michael Mills have great potential for continuing success as they take on additional responsibilities in our organization."

    Commenting on the service of Jim Smack and Mac Badgett, Mr. James stated, "It is with regret that we announce the retirement of Jim Smack. Jim has made immeasurable contributions to Vulcan's culture and profitability during his 25 years of service. We will miss him and wish him the best in retirement.

    "We are very fortunate to have an individual of Mac Badgett's talent and experience taking on the responsibilities previously held by Jim. Over his 36 years of service to Vulcan, Mac has distinguished himself as a person of great knowledge, expertise and wisdom. I am pleased that he will be serving in his new role, where his considerable talents will continue to make a great impact on the continuing success of the Company."

    Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials. For additional information about Vulcan Materials Company, see www.vulcanmaterials.com.

    CONTACT: Vulcan Materials Company, Birmingham
             Media Contact:
             David Donaldson, 205-298-3220
             or
             Investor Contact:
             Mark Warren, 205-298-3220